Exhibit 21.1
SUBSIDIARIES OF VISTAPRINT N.V.

Subsidiary	Jurisdiction

Soft Sight, Inc.	Delaware, USA

Vistaprint Australia Pty Ltd	Australia

Vistaprint B.V.	The Netherlands

Vistaprint Canada Limited	Nova Scotia, Canada

Vistaprint S.A.R.L.	France

Vistaprint Espana S.L.	Spain

Vistaprint Germany GmbH	Germany

Vistaprint Jamaica Limited	Jamaica

Vistaprint Japan LLC	Japan

Vistaprint Limited	Bermuda

Vistaprint Netherlands B.V.	The Netherlands

Vistaprint North American Services Corp.	Nova Scotia, Canada

Vistaprint Schweiz GmbH	Switzerland

Vistaprint Technologies Limited	Bermuda

Vistaprint Technologies Private Limited	India

Vistaprint Tunisie SARL	Tunisia

Vistaprint USA, Incorporated	Delaware, USA